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                       Securities and Exchange Commission,
                             Washington, D.C. 20547
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                                 SCHEDULE 14D-9
                                 (RULE 14d-101)
          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)

                       United Investors Growth Properties
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                            (Name of Subject Company)

                       United Investors Growth Properties
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                       (Name of Persons Filing Statement)

                            Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
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      (Name, Address, and Telephone Number of Person Authorized to Receive
     Notices and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                                Gregory M. Chait
                                  Robert Barker
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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     The information in the Offer to Purchase of AIMCO Properties, L.P. dated
February 25, 2002 (the "Offer") and Letter to Limited Partners dated February 25, 2002 is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2. Identity and Background of Filing Person.

     This Schedule 14D-9 is being filed by United Investors Growth Properties (the "Registrant"), a Missouri limited partnership of which the sole general partner is United Investors Real Estate, Inc., a wholly owned subsidiary of the Apartment Investment and Management Company. The Registrant's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. The title of the class of equity securities to which this statement relates are the units of limited partnership interest of the Registrant.

Item 9. Exhibits.

     (a) Offer to Purchase of AIMCO Properties, L.P. for Units of Limited Partnership interest of United Investors Growth Properties (Exhibit 1 to Schedule TO of AIMCO Properties, L.P., dated February 25, 2002, is incorporated herein by reference).

     (b) Letter to Limited Partners of United Investors Growth Properties, dated February 25, 2002 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P., dated February 25, 2002, is incorporated herein by reference).

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                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 25, 2002

                                      UNITED INVESTORS GROWTH
                                      PROPERTIES, a Missouri limited partnership

                                      By: UNITED INVESTORS
                                          REAL ESTATE, INC.


                                          By:       /s/ Patrick J. Foye
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                                                 (Executive Vice President)

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